UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 7, 2016

A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3637 Ridgewood Road, Fairlawn, Ohio	44333
(Address of principal executive offices)	(Zip Code)

(330) 666-3751
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On October 3, 2016, A. Schulman, Inc. (the “Company”) filed a Form 8-K (the “Original Form 8-K”) reporting under Item 5.02 the resignation of Joseph J. Levanduski, the Company’s current Chief Financial Officer, to be effective October 31, 2016. This Current Report on Form 8-K/A is being filed solely for the purpose of amending the Original Form 8-K to provide a brief description of the Separation Agreement and General Release entered into with Mr. Levanduski on October 7, 2016 in connection with his resignation.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 7, 2016, A. Schulman, Inc. (the “Company”) entered into a Separation Agreement and General Release with Joseph J. Levanduski, the Company’s current Chief Financial Officer, providing certain terms and conditions in connection with Mr. Levanduski’s resignation effective October 31, 2016 (the “Agreement”). A copy of the Agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein. The following summary of the Agreement is qualified in its entirety by reference to the text of Agreement.

Under the Levanduski Separation Agreement, Mr. Levanduski’s employment with the Company will terminate effective October 31, 2016. Mr. Levanduski will be entitled to receive: (i) $702,850 in cash severance payments, (ii) a lump sum payment of $8,843 for unused vacation, (iii) a lump sum payment of $33,890 to assist with the continuation of coverage of Mr. Levanduski’s medical benefits pursuant to COBRA, and (iv) payment of costs related to an executive physical examination to be conducted by December 31, 2016. In exchange for these payments and benefits, Mr. Levanduski provided the Company with a fully effective release of all claims and agreed to continue to comply with, among other things, certain restrictive covenants related to non-solicitation and non-competition.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description

10.1	Separation Agreement and General Release dated October 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By: /s/ Andrean Horton
Andrean Horton
Executive Vice President and Chief Legal Officer

Date: October 7, 2016